Exhibit 23.6

Consent of Qualified Person
In accordance with the requirements of Regulation S-K 1300 Modernization of Property Disclosures §229.1302(b)(4)(iv)

Report Description
Report titled “Technical Report Summary of a Definitive Feasibility Study of the Ewoyaa Lithium Project”
(“Report”)
Piedmont Lithium Inc.
(“Company”)
Ewoyaa Lithium Project
(“Deposit”)
February 26, 2024
(“Date of Report”)
Statement
I, Keith Muller, of Atlantic Lithium Ltd., confirm that:
•In connection with any Securities Act filings or Exchange Act report and any amendment, supplement, or exhibit thereto, I consent to:
oThe filing and use of the Technical Report Summary titled “Technical Report Summary of a Definitive Feasibility Study of the Ewoyaa Lithium Project in Ghana” (“TRS – Definitive Feasibility Study”) in connection with the Company’s 10-K filing with an approximate filing date of February 28, 2024; and,
oThe use of the Atlantic Lithium Ltd. name, including our status as an expert or Qualified Person (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the TRS – Definitive Feasibility Study; and,
oThe information derived, summarized, quoted or reference from the TRS – Definitive Feasibility Study, or portions thereof, that were prepared by us, that we supervised the preparation of and/or that was reviewed or approved by us, that is reported or incorporated by reference into a Security Act filing.
•I have read and understood the requirements of the Regulation S-K 1300 Modernization of Property Disclosures.
•I am a “Qualified Person” as defined by Regulation S-K, and to the activity for which I am accepting responsibility.
•I have reviewed the Technical Report Summary to which this Consent Statement applies.
•I am a full-time employee of Atlantic Lithium Ltd. who has been engaged by Piedmont Limited. Inc. to prepare the documentation for the Ewoyaa Lithium Project on which the Report is based, for the period ended on December 31, 2023.
I verify that the Report is based on and fairly and accurately reflects in the form and context in which it appears, the information in our supporting documentation relating to:
oSection 1 – Executive Summary
oSection 2 – Introduction
oSection 3 – Property Description
oSection 4 – Accessibility, Climate, Local Resources, Infrastructure, Physiography
oSection 15 – Infrastructure
oSection 16 - Market Studies
oSection 17 – Environmental Studies and Permitting
oSection 18 – Capital and Operating Costs
oSection 19 - Economic Model and Sensitivity Analysis
oSection 20 – Adjacent Properties
oSection 21 - Other Relevant Data and Information
oSection 22 - Interpretation and Conclusions
oSection 22 – Interpretation and Conclusions
oSection 23 – Recommendations
oSection 24 – References
oSection 25 – Reliance on Information Provided by the Registrant

CONSENT

I consent to the filing of the Technical Report Summary by Piedmont Lithium Inc. (“Reporting Company”)

Additional Reports related to the Deposits for which the Qualified Person signing this form is accepting responsibility:

•The Reporting Company’s Annual Reports (10-K) for the next 12 months;
•The Reporting Company’s Quarterly Reports for the next 12 months;
•The Reporting Company’s Investor Presentations for the next 12 months;
•The Reporting Company’s future press releases for the next 12 months, until such time that the Report is superseded or this consent is otherwise withdrawn;
•The Reporting Company’s exhibition booths at any conferences for the next 12 months; and
•Any other releases, presentations and promotional material made by the Reporting Company during the next 12 months, until such time that the exploration target included in the Report is superseded or this consent is otherwise withdrawn.

/s/ Keith Muller	February 27, 2024
Signature of Competent Person	Date

FAusImm	314908
Professional Membership	Membership Number

/s/ Michael Bourguignon	Michael Bourguignon
Signature of Witness	Print Witness Name